Dear Stockholders,

During the third quarter of 2011 we continued to execute on our business objectives.

Royalty Revenue
Total revenue for the third quarter of 2011 was $83.8 million as compared to $86.4 million for the same period of 2010. The slight decline in revenue was driven primarily by reduced royalties from second quarter 2011 sales of Avastin® partially offset by increased royalties from second quarter 2011 sales of Herceptin®, Lucentis® and Tysabri® Sales of Avastin (and thus PDL's royalties) have been adversely affected by controversy over whether it will continue to be approved for the treatment of a form of breast cancer known as HER2-negative. This month, the U.S. Food and Drug Administration (FDA) revoked approval of Avastin for the treatment of metastatic breast cancer in the United States, although sales for this indication had already declined dramatically. Also contributing to the decline is a lower average royalty rate on sales of Avastin, Herceptin, Lucentis and Xolair® (the Genentech Products) that are either made or sold in the United States (U.S.-based Sales) due to higher year-to-date sales in 2011. The regularly scheduled royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Herceptin, which is sold by Genentech in the United States and by Roche outside of the United States, increased 26 percent in the second quarter of 2011 when compared to the same period for 2010. Herceptin is approved for the treatment of HER2-positive breast cancer and stomach cancer. HER2 is a protein called human epidermal growth factor receptor 2 (HER2), which promotes the growth of cancer cells. In about 1 of every 5 breast cancers, the cancer cells make an excess of HER2 due to a gene mutation. Roche recently reported that sales growth is being driven by increased penetration in emerging markets, increased HER2 testing and continued uptake in HER2-positive stomach cancer.

Reported sales for Lucentis, which is sold by Genentech and Roche in the United States and by Novartis outside of the United States, increased 41 percent in the second quarter of 2011 when compared to the same period for the prior year. Lucentis is approved for the treatment of age-related macular degeneration and for macular edema following retinal vein occlusion in the United States and Europe. In addition, Lucentis is approved for diabetic macular edema in Europe. Genentech and Novartis recently reported that sales growth is being driven by continued growth in the treatment of RVO in the United States and increased uptake for all indications in Europe.

Reported sales of Tysabri, which is sold by Biogen Idec, increased 32 percent in the second quarter of 2011 when compared to the same period of 2010. Tysabri is approved for adult patients with relapsing forms of multiple sclerosis (MS) to slow the worsening of physical disability that is common in patients with MS and decrease the number of flare-ups (relapses). Biogen Idec recently announced that, at the end of the third quarter of 2011, approximately 63,500 patients were on therapy worldwide compared to 61,500 at the end of the second quarter of 2011. Cumulatively, 92,200 patients have been treated with Tysabri in the post-marketing setting. Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by our licensees in their quarterly reports to us as well as from public disclosures made by our licensees.

Net Income per Share
Net income per share for the three and nine months ended September 30, 2011, and 2010, was:

	3 months		9 months
Net income per Share	2011	2010	2011	2010
Net income per base share	$0.33	$0.32	$1.15	$0.95
Net income per diluted share	$0.28	$0.24	$0.88	$0.67

Non-GAAP Earnings per Share
We report our earnings per share according to accounting principles generally accepted in the United States (GAAP). We also report earnings per share taking out certain one-time expense items (non-GAAP earnings per share). We believe the non-GAAP information is useful as it allows investors to better identify trends in our business and better understand how we evaluate the business internally. These non-GAAP measures have limitations, however, because they do not include all expense items that affect PDL. To derive non-GAAP net income, we adjusted our GAAP net income for transaction costs associated with our convertible note transactions and for non-cash interest expense for our 3.75% Convertible Notes due May 1, 2015 (May 2015 Notes).

On a non-GAAP basis, net income for the third quarter of 2011 was $46.6 million, or 280 per diluted share, compared with $42.5 million, or 250 per diluted share in the third quarter of 2010. Non-GAAP net income for the nine months ended September 30, 2011 was $162.0 million, or 890 per diluted share, compared with $133.4 million, or 770 per diluted share in the nine months ended September 30, 2010.

September 2011 Dividend Payment
In February, our board of directors declared a regular, quarterly dividend of $0.15 for every share of common stock. The dividends are payable on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8 and December 8, the record dates for each of the dividend payments, respectively. We paid $21 million to our stockholders on each of March 15, June 15, and September 15, 2011 using earnings generated during the first nine months of 2011 and cash on hand.

Convertible Notes Conversion Ratio Adjustments
In connection with the dividend payment on September 15, 2011, the conversion ratios for our convertible notes increased. The conversion ratio for our 2.875% Convertible Senior Notes due February 15, 2015 (the February 2015 Notes), was adjusted to 151.713 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.59 per share, effective September 9, 2011. The conversion ratio for the May 2015 Notes was adjusted to 132.6682 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.54, effective September 6, 2011.

Exchange Offer for February 2015 Notes
In November, we announced that we are offering to exchange up to $180,000,000 in aggregate principal amount of our outstanding February 2015 Notes, for a like principal amount of new 2.875% Series 2011 Convertible Senior Notes due 2015, and a cash payment. The cash payment equals $2.50 per $1,000 of the February 2015 Notes exchanged. If successful, the benefit to the Company is that on conversion PDL will pay the principal in cash and only deliver shares to the extent the conversion value exceeds the principal value. This change could reduce dilution to our stockholders. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on December 13, 2011, unless extended or terminated earlier by PDL.

Licensed Product Development and Regulatory Updates A CTEMRA®/RoA CTEMRA (tocilizumab):
•
On August 3, 2011, Roche announced that the European Commission approved the use of RoACTEMRA for the treatment of active Systemic Juvenile Idiopathic Arthritis (sJIA) in patients two years of age or older who have not responded adequately to previous therapy from non-steroidal anti-inflammatory drugs and systemic corticosteroids. RoACTEMRA can be used alone or in combination with a chemotherapeutic agent called methotrexate in patients with sJIA.

AVASTIN® (bevacizumab):
•
On September 23, 2011, Roche announced that the Committee for Medicinal Products for Human Use adopted a positive opinion for the use of Avastin in combination with standard chemotherapy (carboplatin and paclitaxel) as a front-line therapy for women with advanced ovarian cancer.

•
On September 26, 2011, Chugai announced that Avastin in combination with paclitaxel has been approved by the Japanese Ministry of Health, Labour and Welfare to treat inoperable or recurrent breast cancer.

•
On November 18, 2011, the FDA revoked approval of Avastin for the treatment of metastatic breast cancer in the United States. The decision does not impact Avastin's availability for its approved uses for other types of cancer in the United States.

HERCEPTIN® (trastuzumab):
•
On October 18, 2011, Roche announced positive results from a Phase 3 study demonstrating that a formulation injected under the skin requiring five minutes for administration showed about the same efficacy to the standard thirty minute intravenous administration of Herceptin in women with HER2+ early breast cancer.

TYSABRI® (natalizumab):
•	On October 28, 2011, Biogen Idec announced that at the end of September 2011, approximately 63,500 patients were on TYSABRI therapy worldwide as compared with 61,500 at the end of June 2011.

Updates on Selected Development Stage Potential Royalty Bearing Products OCRELIZUMAB:
•
On October 20, 2011, Roche announced the results from a Phase 2 study of ocrelizumab in patients with relapsing-remitting multiple sclerosis that showed the significant reduction in the total number of active brain lesions and relapses previously reported for 24 weeks of therapy was maintained through 96 weeks.

PERTUZUMAB (Unlicensed Product):
•
In July 2011, Roche announced positive results from a Phase 3 clinical trial using pertuzumab combined with Herceptin and docetaxel chemotherapy to treat patients with HER2-positive metastatic breast cancer. Based on this data, Roche plans to seek regulatory approval with U.S. and European authorities in December 2011.

T-DM1 (trastuzumabemtansine):
•
On September 25, 2011, Roche/Genentech announced results from a Phase 2 trial in first line HER2+ breast cancer patients which showed survival of 14.2 months without cancer progression in the T-DM1 treated patients compared to 9.2 months in the women treated with a combination of Herceptin and docetaxel. T-DM1 is Herceptin linked with a chemotherapeutic that is released into the tumor once the Herceptin reaches the tumor.

•	Overall, 64.2 percent of patients responded to T-DM1 treatment compared to 58 percent of patients treated with Herceptin and docetaxel.
•	Roche/Genentech expect to file for second line approval of T-DM1 in 2012 and first line approval in 2014.

In closing, we continue to evaluate alternatives to increase return for our stockholders and we will keep you apprised of our progress.

Sincerely,

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
December 2011

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" section of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.